Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the laws of the State of Delaware, Does Hereby Certify:

First: The name of this corporation is Active Power, Inc.

Second: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 29, 2000. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006, and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 21, 2012.

Third: Pursuant to Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Article IV, Section A of the Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

“A.            Authorized Shares. The aggregate number of shares that the Company shall have authority to issue is Forty-Two Million (42,000,000), (a) Forty Million (40,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Two Million (2,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Of such shares of Preferred Stock, Eighty Thousand (80,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.”

Fourth: This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Mark A. Ascolese, its President and Chief Executive Officer, this 28th day of May, 2014.

ACTIVE POWER, INC.

By:	/s/ Mark A. Ascolese
Mark A. Ascolese,
President and Chief Executive Officer